Exhibit 5.1

August 12, 2024

Brand Engagement Network Inc.

145 E. Snow King Ave, P.O Box 1045

Jackson, Wyoming 83001

Re: Brand Engagement Network Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Brand Engagement Network Inc., a Delaware corporation f/k/a DHC Acquisition Corp. (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-1, initially filed by the Company on June 20, 2024 (as thereafter amended or supplemented, the “Registration Statement”).

The Registration Statement relates to the registration of the offer and sale from time to time by the Selling Holders (as defined in the Registration Statement) of up to 6,393,333 shares of common stock, par value $0.0001 of the Company (“Common Stock”), comprised of (i) (a) up to 1,980,000 shares of Common Stock issued to certain Selling Holders on May 30, 2024, consisting of (x) 200,000 shares of Common Stock issued to the Selling Holders on May 30, 2024 (the “May Initial Shares”) and (y) 1,780,000 shares of Common Stock held in escrow on the books and records of Continental Stock Transfer & Trust Company until payment by the Selling Holders therefor (the “May Subsequent Closing Shares”) and (b) up to 3,960,000 shares of Common Stock issuable upon exercise of 3,960,000 warrants (the “May Warrants”), consisting of (x) 400,000 shares of Common Stock issuable upon the exercise of 400,000 Warrants issued to the Selling Holders on May 30, 2024 (the “May Initial Underlying Shares”) and (y) 3,560,000 shares of Common Stock issuable upon the exercise of 3,560,000 Warrants held in escrow until payment by the Selling Holders therefor (the “May Subsequent Closing Underlying Shares”); (ii) 360,000 shares of Common Stock, comprised of (a) up to 120,000 shares of Common Stock (the “July Shares”) and (b) up to 240,000 shares of Common Stock issuable upon exercise of 240,000 warrants (the “July Warrants ”, and the shares underlying such July Warrants, the “July Warrant Shares”) issued to The Williams Family Trust on July 1, 2024, and (iii) up to 93,333 shares of Common Stock issued to October 3rd Holdings, LLC, a Wyoming limited liability company (the “Debt Conversion Shares”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Certificate of Incorporation and Bylaws of the Company; (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Offered Securities and related matters; (iii) the Registration Statement and all exhibits included or incorporated by reference thereto; (iv) a certificate executed by an officer of the Company, dated as of the date hereof; (v) that certain Securities Purchase Agreement dated May 28, 2024, by and between the Company and certain Selling Holders, (vi) that certain Escrow Agreement dated May 28, 2024, by and between the Company and Continental Stock Transfer & Trust Company, (vii) that certain Securities Purchase Agreement dated July 1, 2024 by and between the Company and The Williams Family Trust, (viii) that certain Debt Conversion Agreement by and among Brand Engagement Network Inc., a Wyoming corporation, the Company and October 3rd Holdings, LLC, and (ix) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

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Brand Engagement Network Inc.

August 12, 2024

In making the foregoing examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the Delaware General Corporation Law.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that:

1.	The May Initial Shares, the July Shares and the Debt Conversion Shares have been duly authorized and are validly issued, fully paid and non-assessable.

2.	The May Initial Underlying Shares and the July Warrant Shares have been duly authorized, and, when issued by the Company against payment therefor in accordance with the terms of the May Warrants and July Warrants, respectively, will be validly issued, fully paid and non-assessable.

3.	The May Subsequent Closing Shares have been duly authorized, and, upon issuance by the Company against payment therefor in accordance with the terms of that certain Securities Purchase Agreement dated May 28, 2024 and that certain Escrow Agreement dated May 30, 2024, will be validly issued, fully paid and non-assessable.

4.	The May Subsequent Closing Underlying Shares have been duly authorized, and, upon issuance by the Company against payment therefor in accordance with the terms of the May Warrants and in accordance with the terms of that certain Securities Purchase Agreement dated May 28, 2024 and that certain Escrow Agreement dated May 30, 2024, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP